Exhibit 99.3

Filed by: Supernus Pharmaceuticals, Inc.

Pursuant to Rule 425 under the Securities Act of 1933

and deemed filed pursuant to Rule 14a-12 under the Securities Exchange Act of 1934

Subject Company: Supernus Pharmaceuticals, Inc.

Commission File No. 001-35518

Date: August 3, 2026

© 2026 Supernus Pharmaceuticals, Inc. All Rights Reserved. CONFIDENTIAL Employee Meeting August 3, 2026 | 1:00pm ET INTERNAL USE ONLY – Not for external distribution The contents of this deck are contingent on HSR filing, deal signing and in reference to a post - close organizational structure 1 Filed by: Supernus Pharmaceuticals, Inc. Pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 14a - 12 under the Securities Exchange Act of 1934 Subject Company: Supernus Pharmaceuticals, Inc. Commission File No. 001 - 35518 Date: August 3, 2026

© 2026 Supernus Pharmaceuticals, Inc. All Rights Reserved. CONFIDENTIAL CONFIDENTIAL Antitrust Pledge: ANTITRUST PLEDGE: Meeting participants shall not engage in any discussion, activity or conduct that may infringe any applicable antitrust, competition, or fair trade law. For example, during the meeting participants shall not discuss, communicate, or exchange any commercially sensitive information, including information relating to prices, marketing and advertising strategy, cost and revenues, and trading terms and conditions with third parties, including purchasing strategy, supply terms, and distribution strategy. Nor shall participants agree or solicit an agreement to fix prices or output, rig bids, or share or divide markets by allocating customers, suppliers, territories, or lines of commerce. Please do not discuss the business rationale, opportunity, competitive market data, or competitor strategies with Issa using email and/or text messages. This applies to what you say and to the content of any third - party prepared documents you may be forwarding. Slide decks that contain this information may have to be provided to the FTC with our Hart Scott Rodino filing . 2 © 2026 Supernus Pharmaceuticals, Inc. All Rights Reserved. CONFIDENTIAL

Create a diversified CNS biopharmaceutical leader 1 Generate significant value for shareholders of both companies 2 Drive significant, durable growth across our diversified portfolio of medicines 3 Enable financial flexibility to pursue growth initiatives to potentially accelerate value creation for shareholders 4 3 © 2026 Supernus Pharmaceuticals, Inc. All Rights Reserved. CONFIDENTIAL

Combination Creates CNS Leader with a ~$2.2Bn[1] Diversified Portfolio of Commercial Assets*

ADDICTION / USE DISORDERS	PSYCHIATRY	NEUROLOGY	
Growth Products			
Sublocade (buprenorphine extended-release) injection for subcutaneous use (Opioid Use Disorder)	Qelbree viloxazine (ADHD)	GOCOVRI (amantadine) extended release capsules 68.5 mg | 137 mg (Levodopa-Induced Dyskinesia)	APOKYN apomorphine hydrochloride injection (Hypomobility / "Off" Episodes in Parkinson's Disease)
	ZURZUVAE (zuranolone) capsules CIV 20 mg • 25 mg • 30 mg (Postpartum Depression)	ONAPGO (apomorphine HCl) (Hypomobility / "Off" Episodes in Parkinson's Disease)	Oxtellar XR (Partial Onset Seizures)
Suboxone Sublingual Film (buprenorphine and naloxone) CIII (Opioid Use Disorder) (Not promoted in the U.S.)		XADAGO (safinamide) tablets ("Off" Episodes in Parkinson's Disease)	Trokendi XR (Epilepsy and Prophylaxis of Migraine)
		MYOBLOC (Cervical Dystonia)	

Diversified portfolio of 11 commercial products with 5 key growth drivers

COMBINED COMPANY NET REVENUE
LTM as of 6/30/26



$2,162
million

INDIVIOR	
Total Sublocade	$956
Suboxone Film (US)	$227
Ex-US Suboxone Tablets and Film	$119
Other	$30
SUPERNUS	
Qelbree	$329
Other	$233
Gocovri	$152
Zurzuvae	$116

(1) $2,162m of combined net revenue for the twelve months ended 6/30/26. Note: Supernus Pharmaceuticals is jointly commercializing ZURZUVAE in the U.S. under a collaboration agreement with Biogen Inc.

Supernus | INDIVIOR

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*This slide is from the joint Supernus & Indivior Investor Presentation August 3, 2026

Supernus Pharmaceuticals

© 2026 Supernus Pharmaceuticals, Inc. All Rights Reserved.
CONFIDENTIAL 4

SUBLOCADE for Opioid Use Disorder

7.8m[1]
Misuse opioids in U.S.
(Total Addressable Market)

4.8m[1]
OUD diagnosed in U.S.
(Service Addressable Market)

2.0m[2]
Received Buprenorphine Medication Assisted Treatment (BMAT)



What is OUD?

Opioid use disorder (OUD) is a chronic, relapsing disease – not a moral failing. It alters the brain's reward, stress and self-control circuits, which is why stopping opioid use without support is so challenging. But like other chronic illnesses, OUD can be managed with the right combination of pharmacotherapy, compassion, and psychosocial support.

Understanding OUD is essential to reducing stigma and supporting lasting recovery.

1. *Substance Abuse and Mental Health Services Administration. (2025). Key substance use and mental health indicators in the United States: Results from the 2024 National Survey on Drug Use and Health (HHS Publication No. PEP25-07-007, NSDUH Series H-60). Center for Behavioral Health Statistics and Quality, Substance Abuse and Mental Health Services Administration.* https://www.samhsa.gov/data/data-we-collect/nsduh-national-survey-drug-use-and-health/national-releases 2. Symphony Health Patient Tracker Summary – 12 months ending December 2024. 3. Estimated LAI usage of BMAT population during Q4 25. 4. HCP Survey conducted Q3 2024. N=400 HCP and patients combined in qual. and quant.

© 2026 Supernus Pharmaceuticals, Inc. All Rights Reserved.
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Ideal Time to Build on Supernus and Indivior Strategic Progress*

	Supernus	Indivior
STRATEGIC FOCUS	• Expanding portfolio through growth of current commercial portfolio, business development, and advancement of mid- to late-stage innovative CNS pipeline • Successful track record of acquiring and integrating businesses	• Leadership in developing and commercializing treatments to help people achieve long-term recovery from opioid use disorder (OUD) • Implemented 3-phase Indivior Action Agenda to grow SUBLOCADE, simplify the business, and strengthen financial position
PROGRESS	• Strengthened presence in neuropsychiatry with 2025 acquisition of Sage Therapeutics • Obtained FDA approval and launched ONAPGO for Parkinson's disease (PD) • Generated significant free cash flow	• Accelerated SUBLOCADE growth through improved commercial execution and DTC campaign • Simplified business resulting in reduction of operating expenses • Generated significant operating leverage
PORTFOLIO	• Commercial portfolio of 9 medicines across psychiatry and neurology • Growth franchises include Qelbree®, ZURZUVAE®, ONAPGO® and GOCOVRI® • Innovative pipeline assets in ADHD, depression, epilepsy and PD	• Commercial portfolio of 2 medicines in OUD • SUBLOCADE is the #1 prescribed, first-in-class, monthly long-acting injectable (LAI) for the treatment of moderate to severe OUD

Combined organization is well positioned to drive the next phase of growth and value creation

Supernus | INDIVIOR

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*This slide is from the joint Supernus & Indivior Investor Presentation August 3, 2026

Supernus Pharmaceuticals

© 2026 Supernus Pharmaceuticals, Inc. All Rights Reserved.

CONFIDENTIAL 6

What does this mean for Supernus employees? 7 © 2026 Supernus Pharmaceuticals, Inc. All Rights Reserved. CONFIDENTIAL

© 2026 Supernus Pharmaceuticals, Inc. All Rights Reserved. CONFIDENTIAL Supernus Employee Guidance Business as usual! Your current role and responsibilities remain the same, unless otherwise communicated by your manager There are no planned changes to employment status for current Supernus employees Current Supernus leadership team will serve as members of the combined company leadership team 8

© 2026 Supernus Pharmaceuticals, Inc. All Rights Reserved. CONFIDENTIAL Leadership will keep you informed of key milestones until deal closing sometime in Q4 9 Thank you to everyone that supported diligence on this deal and all our employees for your continued work and dedication!

© 2026 Supernus Pharmaceuticals, Inc. All Rights Reserved. CONFIDENTIAL Forward Looking Statements This presentation, and any related oral statements made by representatives of Supernus or Indivior in connection with it, contain forward - looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws . Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “may,” “will,” “would,” “could,” “should,” and similar expressions are intended to identify forward - looking statements, although not all forward - looking statements contain these words . These statements, including statements regarding the proposed merger of equals of Supernus and Indivior, the expected timing of the closing, and the anticipated benefits and prospects of the combined company, are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially, including, among others : the risk that the proposed merger may not be completed in a timely manner or at all ; the failure to obtain the required approvals of Supernus‘s or Indivior’s stockholders ; the failure or delay in obtaining required regulatory approvals, or the imposition of conditions in connection therewith ; the failure to satisfy the other conditions to closing ; the possibility that a competing or superior acquisition proposal is made ; the fact that the exchange ratio is fixed and will not be adjusted for changes in the market price of Supernus or Indivior shares ; the effect of the announcement, pendency or completion of the transaction on the market price of Supernus and Indivior shares ; the risk that the financing for the Special Dividend is not obtained on the anticipated terms or at all, and the effect of the additional indebtedness incurred to fund the Special Dividend on the combined company ; the effects of business disruption resulting from the announcement or pendency of the transaction ; the diversion of management’s attention and resources from ongoing business operations ; the effect of the transaction on the parties’ ability to retain and hire key personnel and to maintain relationships with customers, suppliers and other business partners ; restrictions during the pendency of the transaction that may limit the parties’ ability to pursue business opportunities or strategic transactions ; the risk that the anticipated benefits, synergies and cost savings may not be realized within the expected timeframe or at all ; the difficulties and costs of integrating the two businesses ; significant transaction costs and/or unknown or inestimable liabilities ; the risk that the merger does not qualify for its intended treatment as a tax - free reorganization ; the risk that the Indivior shares to be issued in the merger are not approved for listing on Nasdaq ; the occurrence of any event that could give rise to termination of the merger agreement, including in circumstances requiring payment of a termination fee ; the risk of stockholder litigation in connection with the transaction ; the impact of macroeconomic and market conditions, including economic downturns, international conflict, trade disputes and tariffs ; and the other risks identified in Supernus’s and Indivior’s filings with the SEC and in the joint proxy statement/prospectus when it becomes available . These forward - looking statements speak only as of the date of this presentation and neither Supernus nor Indivior undertakes any obligation to update any forward - looking statement, except as required by applicable law . This presentation also contains non - GAAP financial measures, including Adjusted EBITDA, Adjusted EBITDA margin and run - rate cost synergies, which are not calculated in accordance with GAAP, should be considered in addition to and not as substitutes for the most directly comparable GAAP measures, and may not be comparable to similarly titled measures used by other companies 10

Additional Information

NO OFFER OR SOLICITATION

This communication is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy or exchange any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This communication does not constitute a prospectus or prospectus equivalent document. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed transaction, Indivior intends to file with the SEC a registration statement on Form S-4, which will include a document that serves as a prospectus of Indivior and a joint proxy statement of Indivior and Supernus (the "joint proxy statement/prospectus"). Each party also plans to file other relevant documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. A definitive joint proxy statement/prospectus will be sent to Indivior's stockholders and Supernus' stockholders. Investors and securityholders may obtain a free copy of the joint proxy statement/prospectus (if and when it becomes available) and other relevant documents filed by Indivior and Supernus with the SEC at the SEC's website at www.sec.gov. Copies of the documents filed by Indivior with the SEC will be available free of charge on Indivior's website at www.indivior.com or by contacting Indivior's Investor Relations at InvestorRelations@indivior.com. Copies of the documents filed by Supernus with the SEC will be available free of charge on Supernus' website at www.supernus.com.

PARTICIPANTS IN THE SOLICITATION

Indivior and Supernus and their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about directors and executive officers of Indivior is available in the Indivior proxy statement for its 2026 Annual Meeting, which was filed with the SEC on March 27, 2026. Information about directors and executive officers of Supernus is available in the Supernus proxy statement for its 2026 Annual Meeting, which was filed with the SEC on April 30, 2026. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC regarding the proposed transaction when they become available. Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. Investors may obtain free copies of these documents from Indivior and Supernus as indicated above.

© 2026 Supernus Pharmaceuticals, Inc. All Rights Reserved.
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